Exhibit (a)(5)(R)

Avast Announces Expiration of Subsequent Offering Period

and Completion of Offer for AVG

Prague, Czech Republic / Amsterdam, The Netherlands, October 31, 2016 – Avast Software B.V. today announced the expiration of the subsequent offering period of its previously announced tender offer to purchase all of the outstanding ordinary shares of AVG Technologies N.V. (NYSE: AVG) for $25.00 in cash.

The subsequent offering period expired at 11:59 p.m., New York City time, on October 28, 2016. The depositary for the tender offer has advised Avast that as of 11:59 p.m., New York City time, on October 28, 2016, 49,486,061 AVG ordinary shares, representing approximately 97.0% of the outstanding AVG ordinary shares, have been validly tendered pursuant to the tender offer, including shares tendered during the initial offering period. Avast immediately accepted for payment and has promptly paid (or will promptly pay) for all shares that were validly tendered during the subsequent offering period in the same form and amount as the offer consideration paid in the initial offering period.

On October 28, 2016 Avast filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the U.S. Securities Exchange Act of 1934 (as amended, the “Exchange Act”) on Form 25, with the U.S. Securities and Exchange Commission to delist its shares from the New York Stock Exchange (the “NYSE”). The delisting from the NYSE is expected to become effective 10 days after the filing date of the Form 25. AVG also intends to deregister its shares under the Exchange Act and to suspend its reporting obligations under the Exchange Act once it becomes eligible to do so upon satisfaction of the applicable requirements for deregistration.

Avast plans to initiate proceedings before the Enterprise Chamber of the Court of Appeal (the “Enterprise Court”) in Amsterdam, the Netherlands, to acquire AVG shares that were not tendered pursuant to the tender offer through the compulsory share acquisition process under Section 2:92a/2:201a of the Dutch Civil Code. In such a proceeding, the Enterprise Court will determine a cash price to be paid for the shares (which may be greater, equal to or less than the offer price). Avast will request the Enterprise Court to determine the squeeze-out price at the offer price ($25.00, or its equivalent in Euros).

About Avast

Avast Software (www.avast.com), the global leader in digital security products for businesses and consumers, protects over 400 million people online. Avast offers products under the Avast and AVG brands that protect people from threats on the internet with one of the most advanced threat detection network in the world. Avast digital security products for Mobile, PC or Mac are top-ranked and certified by VB100, AV-Comparatives, AV-Test, OPSWAT, ICSA Labs, West Coast Labs and others. Avast is backed by leading global private equity firms CVC Capital Partners and Summit Partners.

Forward-Looking Statements

This press release contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; AVG’s delisting from the NYSE and suspension of AVG‘s reporting obligations under the Exchange Act and to consummate the transactions and their plans described in this press release; and AVG’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG’s filings with the U.S. Securities and Exchange Commission, including AVG’s Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contacts

Avast Software

Marina Ziegler

PR & Communications Director

+49-(0)89-3815331-17

ziegler@avast.com

###